FIRST AMENDMENT TO CREDIT AGREEMENT

      This First Amendment to Credit Agreement is made as of the 31st day of January, 1998 by and among

      DESIGNS, INC. (the "Company") a Delaware corporation with its principal place of business at 66 B Street, Needham, Massachusetts 02194; and

      BANKBOSTON, N.A., a national banking association with its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (the "Bank")

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

                                   WITNESSETH

      WHEREAS, the Company and the Bank entered into a Credit Agreement dated as of December 10, 1997 (the "Credit Agreement"); and

      WHEREAS, the Company and the Bank desire to amend certain of the terms and conditions thereof.

NOW THEREFORE, it is hereby agreed as follows:

      1. Definitions: All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

      2. Amendment to Article 1. The provisions of Article 1 of the Credit Agreement are hereby amended as follows:

                  By deleting the words "plus (f) Non-Cash Charges" appearing in the definition of Cash Flow.

                  By deleting the definition of "EBITDA" and substituting the following in its stead:

                  "EBITDA" shall mean, for any period, the sum (without duplication) of (a) consolidated net income of the Company and its Subsidiaries for such period plus (b) to the extent deducted in determining consolidated net income for such period, the sum of (i) depreciation and amortization (including deferred financing costs, organization costs and non-compete amortization) for such period, (ii) interest expense for such period, and (iii) the provision for income taxes for such period, and (iv) for the Current Fiscal Year only, Non-Cash Charges, all as determined in accordance with GAAP.

                  By deleting the definition of "Non-Cash Charges" and substituting the following in its stead:

                  "Non-Cash Charges" means charges not involving the expenditure of cash (x) related to Inventory and store closings taken in the second fiscal quarter of the Current Fiscal Year only, but in no event in excess of $13,900,000.00; and (y) related to the establishment of a reserve for prepaid Inventory balances taken in the Company's fiscal year ending January 31, 1998 only, but in no event in excess of $6,386,000.00; and (z) related to severance and other costs associated with a reduction in force announced on January 12, 1998 only, but in no event in excess of $1,600,000.00.

      3. Amendment to Article 3. The provisions of Section 3.2 of the Credit Agreement are hereby amended by deleting the first proviso appearing therein and substituting the following in its stead:

                  provided that for purposes of calculating Cash Flow (which is a component of the Cash Flow Ratio) under this Section 3.2, Non-Cash Charges shall be added back to EBITDA only through the fiscal quarter ending April 30, 1998 and not thereafter;

     4. Amendment to Article 6. The provisions of Section 6.3(b) of the Credit Agreement are hereby amended by deleting the first proviso appearing therein and substituting the following in its stead:

                  provided that for purposes of calculating Cash Flow under this Section 6.3(b), Non-Cash Charges shall not be added back to EBITDA (which is a component of Cash Flow);

      5. Conditions to Effectiveness. This First Amendment to Credit Agreement shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Bank:

      a. This First Amendment to Credit Agreement shall have been duly executed and delivered by the respective parties hereto.

      b. All action on the part of the Company necessary for the valid execution, delivery and performance by the Company of this First Amendment shall have been duly and effectively taken. The Bank acknowledges that the execution and delivery of this First Amendment by the Company will be ratified and confirmed by the board of directors at a meeting scheduled to be held on April 13, 1998. The Bank waives the requirement that evidence of due corporate authorization be furnished prior to the effectiveness of this First Amendment. Nevertheless, the Bank shall receive from the Company true copies of the resolutions when adopted by its board of directors ratifying the transactions described herein, certified by the Company's secretary to be true and complete.

      c. The Company shall have paid to the Bank an amendment fee in the sum of $7,500.00 (which fee shall be fully earned upon payment and shall not be subject to refund or rebate under any circumstances) and all other fees and expenses then due and owing pursuant to the Credit Agreement, as modified hereby, including, without limitation, reasonable attorneys' fees incurred by the Bank.

      d. No Default or Event of Default shall have occurred and be continuing.

      e. The Company shall have provided such additional instruments and documents to the Bank as the Bank and its counsel may have reasonably requested.

      6.    Miscellaneous.

      a. Except as provided herein, all terms and conditions of the Credit Agreement remain in full force and effect. The Company hereby ratifies, confirms, and reaffirms all of the representations, warranties and covenants therein contained and acknowledges that all Collateral secures all Obligations, as amended hereby. The Company further acknowledges and agrees that it has no offsets, defenses, or counterclaims against the Bank under the Credit Agreement or the other Loan Documents and, to the extent that the Company has, or ever had, any such offsets, defenses, or counterclaims, the Company hereby waives and releases the same.

      b. The Company shall pay all costs and expenses incurred by the Bank in connection with this Amendment, including, without limitation, all reasonable attorneys' fees.

      c. This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, each shall be an original, and all of which together shall constitute one instrument.

      d. This First Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

      IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and their seals to be hereto affixed as the date first above written.

                                                COMPANY

                                                DESIGNS, INC.


                                                By:  /s/ Joel H. Reichman
                                                Name:  Joel H. Reichman
                                                Title:  President

                                                Bank

                                                BANKBOSTON, N.A.


                                                By:  /s/ Gisela A. LoPiano
                                                Name:  Gisela A. LoPiano
                                                Title:  Director